                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14A-6(E)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                     INTERNATIONAL MULTIFOODS CORPORATION
--------------------------------------------------------------------
          (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the
                            Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                      INTERNATIONAL MULTIFOODS CORPORATION
                               110 CHESHIRE LANE
                          MINNETONKA, MINNESOTA 55305
                                  952-594-3300
                                  MAY 17, 2002

Dear Stockholder:

    You are cordially invited to attend the 2002 Annual Meeting of Stockholders of International Multifoods Corporation. The meeting will be held on Friday, June 21, 2002, at 11:00 a.m. local time, in the Lutheran Brotherhood Auditorium, 625 Fourth Avenue South, Minneapolis, Minnesota. The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters to be acted upon during the meeting.

    Your copy of the Annual Report to Stockholders for the fiscal year ended March 2, 2002 is enclosed or has been sent to you.

    WE HOPE THAT YOU WILL BE ABLE TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

                                     Sincerely,

                                     [GARY E. COSTLEY SIGNATURE]

                                     Gary E. Costley, Ph.D.
                                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                      INTERNATIONAL MULTIFOODS CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 21, 2002

TO THE STOCKHOLDERS OF
INTERNATIONAL MULTIFOODS CORPORATION:

    The Annual Meeting of Stockholders of International Multifoods Corporation ("Multifoods") will be held on Friday, June 21, 2002, at 11:00 a.m. local time, in the Lutheran Brotherhood Auditorium, 625 Fourth Avenue South, Minneapolis, Minnesota, for the following purposes:

    1.  To elect three directors for a term of three years;

    2. To consider and vote on a proposal to approve Multifoods' Management Incentive Plan, as amended;

    3. To approve the appointment of KPMG LLP as Multifoods' independent auditors for the fiscal year ending March 1, 2003; and

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Holders of record of Multifoods' Common Stock as of the close of business on May 1, 2002 are entitled to notice of and to vote at the meeting and any adjournment thereof.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH NEEDS NO POSTAGE STAMP IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors,

                                          FRANK W. BONVINO
                                          SECRETARY

May 17, 2002

                      INTERNATIONAL MULTIFOODS CORPORATION
                               110 CHESHIRE LANE
                          MINNETONKA, MINNESOTA 55305

                                PROXY STATEMENT
                                      FOR
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 21, 2002

                                GENERAL MATTERS

SOLICITATION OF PROXIES

    This Proxy Statement and the enclosed form of proxy are being furnished to stockholders of International Multifoods Corporation ("Multifoods") in connection with the Annual Meeting of Stockholders of Multifoods to be held on June 21, 2002, and any adjournment thereof. The Board of Directors of Multifoods is soliciting proxies for voting on the matters described in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed form of proxy, along with Multifoods' Annual Report to Stockholders, were sent to stockholders of Multifoods on or about May 17, 2002. We are paying the costs of solicitation, including the cost of preparing and mailing this Proxy Statement. The solicitation by mail may be followed by solicitation in person, or by telephone or facsimile, by our regular employees without additional compensation. We will reimburse brokers, banks and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to Multifoods' stockholders.

WHO CAN VOTE

    Only stockholders of record as of the close of business on May 1, 2002 will be entitled to vote at the Annual Meeting. As of that date, there were 19,043,069 shares of Common Stock, par value $.10 per share, issued and outstanding and entitled to vote at the Annual Meeting. Stockholders are entitled to one vote for each share held.

HOW YOU CAN VOTE

    You can vote by completing and returning your signed proxy card. If you return your signed proxy card before the Annual Meeting, we will vote your shares as you direct. With respect to the election of directors, you may
(i) vote for the nominees named in this Proxy Statement as a group,
(ii) withhold authority to vote for the nominees as a group or (iii) vote for such nominees other than any nominee you identify in the appropriate space on the proxy. With respect to each other matter, you may vote FOR, AGAINST or ABSTAIN from voting. If you abstain, you will be deemed to have cast a vote at the Annual Meeting and, therefore, your abstention will have the effect of a vote against a matter. If no specific instructions are indicated on the proxy, your shares will be voted (i) FOR the election of the three directors as nominated, (ii) FOR the approval of Multifoods' Management Incentive Plan, as amended, (iii) FOR the approval of the appointment of KPMG LLP as the independent auditors of Multifoods and (iv) with respect to such other matters that may properly come before the Annual Meeting, in accordance with the judgment of the persons named as proxies in the enclosed proxy. If a broker indicates on the proxy that it does not have authority to vote certain shares on a particular matter, those shares will not be considered as votes cast with respect to that matter and, therefore, will not affect the outcome of the vote with respect to that matter.

VOTES REQUIRED

    The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. Assuming a quorum is present, the three director nominees receiving the most votes for their election will be elected directors. With respect to the approval of all other matters to come before the Annual Meeting, including Multifoods' Management Incentive Plan, as amended, and the appointment of KPMG LLP as the independent auditors of Multifoods, the affirmative vote of a majority of the total votes cast will be required.

HOW YOU MAY REVOKE OR CHANGE YOUR VOTE

    You may revoke your proxy at any time before it is voted at the Annual Meeting by giving written notice of revocation to the Secretary of Multifoods, by submitting a properly signed proxy that is dated subsequent to the earlier proxy or by delivering a written revocation at the Annual Meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of March 22, 2002 (unless otherwise noted), certain information with respect to:

    - all stockholders known to Multifoods to be the beneficial owners of more than 5% of Multifoods' Common Stock;

    - the beneficial ownership of Multifoods' Common Stock by each director, nominee and executive officer of Multifoods named in the Summary Compensation Table under the heading "Executive Compensation" below; and

    - all directors and executive officers of Multifoods as a group.

    Unless otherwise noted, the stockholders listed in the table have sole voting and investment powers with respect to the shares of Common Stock owned by them.

                                                                       AMOUNT AND         PERCENT OF
                      NAME AND ADDRESS                                 NATURE OF         COMMON STOCK
                    OF BENEFICIAL OWNER                           BENEFICIAL OWNERSHIP   OUTSTANDING
                    -------------------                           --------------------   ------------
Putnam, LLC. d/b/a Putnam Investments ......................            1,931,470(1)        10.16%
  One Post Office Square
  Boston, Massachusetts 02109

T. Rowe Price Associates, Inc ..............................            1,642,200(2)         8.64%
  100 E. Pratt Street
  Baltimore, Maryland 21202

Archer-Daniels-Midland Company .............................            1,621,650(3)         8.53%
  4666 Faries Parkway
  Decatur, Illinois 62526

Dimensional Fund Advisors, Inc .............................            1,510,100(4)         7.95%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401

Gary E. Costley, Ph.D ......................................              415,539(5)(6)      2.15%

Robert S. Wright ...........................................              113,554(5)(6)          *

Frank W. Bonvino ...........................................              109,314(5)(6)          *

Ralph W. Hargrow ...........................................               63,736(5)(6)          *

John E. Byom ...............................................               43,883(5)(6)          *

Jack D. Rehm ...............................................               33,970(5)             *

Nicholas L. Reding .........................................               29,178(5)             *

Lois D. Rice ...............................................               22,773(5)             *

Richard K. Smucker .........................................               22,597(5)(7)          *

Dolph W. von Arx ...........................................               20,063(5)             *

Claire L. Arnold ...........................................               15,719(5)             *

James M. Jenness ...........................................                      0

All Executive Officers and Directors
  as a Group (21 persons)...................................            1,152,564(8)         5.80%

---------

    *   Less than 1%

    (1) Putnam, LLC. d/b/a Putnam Investments ("PI"), in a joint filing with Marsh & McLennan Companies, Inc. ("MMC), Putnam Investment Management, LLC. ("PIM") and The Putnam Advisory Company, LLC. ("PAC"), reported on a
       Schedule 13G, dated April 8, 2002, filed with the Securities and Exchange Commission, that PI has shared voting power with respect to 639,000 of the shares and shared dispositive power with respect to all of the shares; that PIM beneficially owns, and has shared dispositive power with respect to, 677,150 of the shares; and that PAC beneficially owns 1,254,320 of the shares, has shared voting power with respect to 633,800 of the shares and has shared dispositive power with respect to 1,254,320 of the shares. PI, MMC, PIM and PAC reported that no single person other than the persons filing the Schedule 13G have an economic interest in the shares which relates to more than 5% of the class of shares. In addition, PI and MMC disclaim beneficial ownership of all of the shares reported on the Schedule 13G and further reported that neither of them have any power to vote or dispose of, or direct the voting or disposition of, any of such shares.

    (2) T. Rowe Price Associates, Inc. ("Price Associates"), in a joint filing with T. Rowe Price Small-Cap Stock Fund, Inc. ("Price Small-Cap Fund"), reported on a Schedule 13G, dated February 14, 2002, filed with the Securities and Exchange Commission, that Price Associates has sole voting power with respect to 472,500 of the shares and sole dispositive power with respect to all of the shares, and that Price Small-Cap Fund beneficially owns, and has sole voting power with respect to, 1,016,200 of the shares. Price Associates reported that the ultimate power to direct the receipt of dividends paid with respect to, and proceeds from the sale of, the shares, is vested in the clients which Price Associates serves as investment advisor. Price Small-Cap Fund reported that only State Street Bank and Trust Company, as custodian of Price Small-Cap Fund, has the right to receive dividends paid with respect to, and proceeds from the sale of, the shares, however, the shareholders of Price Small-Cap Fund participate proportionately in any dividends and distributions so paid. Price Associates further reported that, other than Price Small-Cap Fund, not more than 5% of the shares is owned by any one client subject to the investment advice of Price Associates.

    (3) The information was reported on an amended Schedule 13D, dated June 4, 1993.

    (4) Dimensional Fund Advisors Inc. ("Dimensional") reported on a
       Schedule 13G, dated January 30, 2002, filed with the Securities and Exchange Commission, that it has sole voting power and sole dispositive power with respect to all of the shares. Dimensional reported that the filing was made in its capacity as an investment adviser to four investment companies registered under the Investment Company Act of 1940, and as an investment manager to certain other commingled group trusts and separate accounts. Dimensional disclaims beneficial ownership of all of the shares reported on the Schedule 13G. Dimensional further reported that no single client of Dimensional owns more than 5% of the shares.

    (5) The total number of shares beneficially owned by the following persons includes the following number of shares issuable pursuant to stock options that are currently exercisable: Dr. Costley--356,250;
       Mr. Wright--85,000; Mr. Bonvino--83,000; Mr. Hargrow--60,000;
       Mr. Byom--37,200; Mr. Rehm--16,500; Mr. Reding--16,500;
       Mrs. Rice--20,163; Mr. Smucker--7,500; Mr. von Arx--15,554; and
       Ms. Arnold--11,155.

    (6) The total number of shares beneficially owned by the following persons includes the following number of shares held in trust for the benefit of the participant under the Employees' Voluntary Investment Savings Plan of Multifoods (the "Savings Plan"): Dr. Costley--3,557, Mr. Wright--5,654, Mr. Bonvino--10,130, Mr. Hargrow--536 and Mr. Byom--5,533.

    (7) Includes 3,000 shares held in trust of which Mr. Smucker is the trustee. Mr. Smucker disclaims beneficial ownership of such shares held in trust.

    (8) Includes 863,124 shares issuable pursuant to stock options that are currently exercisable and 46,395 shares held in trust for the benefit of the executive officers under the Savings Plan and the Stock Purchase Plan of Robin Hood Multifoods Inc., a wholly-owned subsidiary of Multifoods.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On November 13, 2001, Multifoods acquired the PILLSBURY dessert and specialty products business and the PET evaporated milk and dry creamer business of The Pillsbury Company ("Pillsbury") and the United States ROBIN HOOD business, the FARMHOUSE flavored rice and pasta side-dish products business and the LA PINA, RED BAND and SOFTASILK retail flour businesses of General
Mills, Inc. (the "Acquisition"). In connection with the Acquisition, Multifoods assumed certain rights and obligations of Pillsbury under two supply agreements with ADM Milling Co., a wholly-owned subsidiary of Archer Daniels Midland Company. As indicated in the above table, Archer Daniels Midland Company is a beneficial owner of more than 5% of Multifoods' Common Stock. Pursuant to the supply agreements, Multifoods has agreed to purchase from ADM Milling, and ADM Milling has agreed to manufacture and sell to Multifoods, certain minimum quantities of flour, corn meal, corn grit and mix products for use in connection with certain of the businesses acquired in the Acquisition. The purchase prices paid by Multifoods for products purchased under the supply agreements are determined by application of a "cost plus yield rate" formula as defined in each supply agreement. During fiscal year 2002, Multifoods purchased approximately $13.7 million of products under the ADM Milling supply agreements. The supply agreements will continue during Multifoods' 2003 fiscal year.

                             ELECTION OF DIRECTORS

    The Board of Directors of Multifoods is composed of eight members divided into three classes. Generally, the members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. Claire L. Arnold, James M. Jenness and Richard K. Smucker are Class II directors whose terms expire at the Annual Meeting. The Board of Directors has nominated Ms. Arnold, Mr. Jenness and Mr. Smucker for election as Class II directors of the Board of Directors at the Annual Meeting for terms of three years, and each has agreed to serve if elected. The other directors of Multifoods will continue in office for their existing terms. Gary E. Costley, Nicholas L. Reding and Jack D. Rehm are Class III directors whose terms expire in 2003. Lois D. Rice and Dolph W. von Arx are Class I directors whose terms expire in 2004. All of the directors were elected to the Board of Directors by the stockholders, with the exception of Mr. Jenness who was elected by the Board of Directors on December 21, 2001.

    Unless otherwise directed by you in your proxy, we will vote your shares for the election of the nominees named. In the event that any nominee becomes unavailable for election at the Annual Meeting, we will vote your shares for a substitute nominee as recommended by the Board of Directors, unless you tell us not to on your proxy card.

BIOGRAPHICAL INFORMATION OF DIRECTORS

-----------------------------------------------------------------------------------

                       CLAIRE L. ARNOLD, 55            Director since 1997
[PHOTO]                Ms. Arnold is currently Chief Executive Officer of Leapfrog
                       Services, Inc. (computer technology outsourcing services), which office she has held since June 1998. Ms. Arnold was a private investor from June 1994 to June 1998. Ms. Arnold
                       served as President and Chief Executive Officer of Nicotiana
                       Enterprises, Inc., a family holding company holding stock in
                       NCC L.P., a major distributor of grocery, tobacco,
                       confection, health and beauty, and allied products to retail stores, from August 1979 to April 1994. Ms. Arnold was Chief
                       Executive Officer of NCC L.P. from August 1979 to June 1994 and was also its Chairman from August 1979 to November 1992.
                       Ms. Arnold is a director of Ruby Tuesday, Inc. and
                       Schweitzer-Mauduit International, Inc.
-----------------------------------------------------------------------------------

                       GARY E. COSTLEY, Ph.D., 58            Director since 1997
[PHOTO]                Dr. Costley is Chairman of the Board and Chief Executive
                       Officer of Multifoods, which office he has held since
                       November 2001. From January 1997 to November 2001, Dr.
                       Costley was the Chairman of the Board, President and Chief
                       Executive Officer of Multifoods. From May 1995 to December
                       1996, Dr. Costley served as dean of the Babcock Graduate
                       School of Management at Wake Forest University. Prior to
                       July 1994, Dr. Costley was an Executive Vice President of
                       Kellogg Company and President, Kellogg North America. Dr.
                       Costley is a director of Pharmacopeia, Inc. and Principal
                       Financial Group, Inc.
-----------------------------------------------------------------------------------

                       JAMES M. JENNESS, 55            Director since 2001
[PHOTO]                Mr. Jenness is Chief Executive Officer of Integrated
                       Merchandising Systems LLC (outsource management of retail
                       promotion and branded merchandising), which position he has held since April 1997. From July 1996 until April 1997, Mr.
                       Jenness served as Vice Chairman and Chief Operating Officer of the Leo Burnett Company and, before that, as Global Vice
                       Chairman North America and Latin America from February 1993 to July 1996. Mr. Jenness is also a director of Integrated
                       Merchandising Systems LLC, Kellogg Company and Schwarz
                       Company.
-----------------------------------------------------------------------------------

-----------------------------------------------------------------------------------

                       NICHOLAS L. REDING, 67            Director since 1988
[PHOTO]                Mr. Reding is former Vice Chairman of the Board of Monsanto
                       Company (food, agriculture and pharmaceuticals), which
                       office he held from January 1993 to December 1998. Mr.
                       Reding is currently Chairman of the Board of Directors of
                       both The Nidus Center for Scientific Enterprise and the
                       Keystone Center. Mr. Reding is a director of CPI Corp. and
                       Meredith Corporation.
-----------------------------------------------------------------------------------

                       JACK D. REHM, 69            Director since 1991
[PHOTO]                Mr. Rehm is former Chairman of the Board of Meredith
                       Corporation (diversified media), which office he held from
                       January 1997 to January 1998. From July 1994 to January
                       1997, Mr. Rehm was Chairman of the Board and Chief Executive
                       Officer of Meredith Corporation. Mr. Rehm is a director of
                       Meredith Corporation and StarTek, Inc.
-----------------------------------------------------------------------------------

                       LOIS D. RICE, 69            Director since 1991
[PHOTO]                Mrs. Rice is a guest scholar at The Brookings Institution
                       (an education and public policy research organization), a
                       position she has held since October 1991. Mrs. Rice is a
                       director of The McGraw-Hill Companies, Inc. and
                       UNUM/Provident Corporation.
-----------------------------------------------------------------------------------

                       RICHARD K. SMUCKER, 53            Director since 1997
[PHOTO]                Mr. Smucker is President and Co-Chief Executive Officer of
                       The J.M. Smucker Company (jams, jellies, ice cream toppings, juices and other food products), which office he has held
                       since February 2001. From 1987 to 2001, Mr. Smucker was
                       President of The J.M. Smucker Company. Mr. Smucker is a
                       director of The J.M. Smucker Company, The Sherwin-Williams
                       Company and Wm. Wrigley Jr. Company.
-----------------------------------------------------------------------------------

-----------------------------------------------------------------------------------

                       DOLPH W. VON ARX, 67            Director since 1997
[PHOTO]                Mr. von Arx is former Chairman of the Board of Isolux
                       Corporation (fiber optic cable for medical and surgical
                       applications), which office he held from November 1998 to
                       February 2001. Mr. von Arx was Chairman of the Board of
                       Morrison Restaurants, Inc. from March 1996 to June 1998. Mr.
                       von Arx is a director of BMC Fund, Inc., Cree, Inc. and Ruby
                       Tuesday, Inc.
-----------------------------------------------------------------------------------

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors held four meetings during the fiscal year ended
March 2, 2002, all of which were regularly scheduled meetings. During the fiscal year, each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors plus the total number of meetings held by all committees of the Board on which he or she served, except for Mr. Smucker, who attended 67% of such meetings. The Board of Directors has several committees, which are described below.

AUDIT COMMITTEE

Members:    Claire L. Arnold (Chair), Jack D. Rehm, Lois D. Rice and Richard K.
            Smucker
Number of Meetings in Fiscal Year 2002: Three
Functions:  -          recommends to the Board of Directors annually the selection of independent auditors
            -          meets with Multifoods' independent auditor and reviews its independence, activities and reports
            -          reviews the financial statements to be included in the
                       Annual Report to Stockholders and recommends approval by the
                       Board of Directors
            -          monitors accounting and financial reporting practices
                       throughout Multifoods
            -          reviews internal accounting controls and monitors compliance with Multifoods' prescribed procedures, policies and code of ethics
            -          reviews and reassesses the adequacy of the Audit Committee
                       Charter annually and recommends any proposed changes to the
                       Board of Directors

    The Board of Directors has determined that each member of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange. In addition, the Board of Directors has adopted a written Audit Committee Charter, a copy of which was attached to Multifoods' Proxy Statement for the 2001 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE

Members:    Jack D. Rehm (Chair), Claire L. Arnold, Nicholas L. Reding and Dolph W.
            von Arx
Number of Meetings in Fiscal Year 2002: Six
Functions:  -          approves the compensation policies of Multifoods
            -          determines the compensation paid to officers of Multifoods
            -          makes recommendations to the Board of Directors with respect to the cash compensation of the Chief Executive Officer of
                       Multifoods and establishes and reviews performance standards under compensation programs for officers of Multifoods
            -          administers Multifoods' stock option, stock-based incentive and bonus plans and makes grants or awards under such plans

            - recommends to the Board of Directors the adoption of or amendments to employee benefit plans and stock-based incentive plans of Multifoods

EXECUTIVE COMMITTEE

Members:    Gary E. Costley (Chair), Claire L. Arnold, Nicholas L. Reding, Jack D.
            Rehm and Richard K. Smucker
Number of Meetings in Fiscal Year 2002: None
Functions:  -          such powers and authority as may be expressly conferred upon it from time to time by the Board of Directors

FINANCE AND BENEFIT INVESTMENT COMMITTEE

Members:    Richard K. Smucker (Chair), Claire L. Arnold, James M. Jenness,
            Nicholas L. Reding, Jack D. Rehm, Lois D. Rice and Dolph W. von Arx
Number of Meetings in Fiscal Year 2002: Two
Functions:  -          reviews the capital structure, source and use of funds and financial position of Multifoods and makes periodic reports to he Board of Directors on such reviews
            -          provides advice and counsel regarding financial policies to management of Multifoods and the Board of Directors
            -          establishes investment policies and guidelines for employee benefit plans, approves investment managers of employee
                       benefit plan assets and reviews investment performance of
                       such plan assets

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Members:    Nicholas L. Reding (Chair), Lois D. Rice and Dolph W. von Arx
Number of Meetings in Fiscal Year 2002: Three
Functions:  -          reviews, evaluates and recommends director candidates for
                       nomination by the Board of Directors and establishes
                       guidelines for the Board of Directors in considering
                       nominees
            -          reviews corporate governance issues and makes
                       recommendations to the Board of Directors on corporate
                       governance matters

    The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders if a written recommendation is submitted to the Secretary of Multifoods at least 90 days prior to the date of the annual meeting of stockholders, along with the written consent of such nominee to serve as director.

COMPENSATION OF DIRECTORS

    Multifoods structures director compensation to attract and retain qualified non-employee directors, and to further align the interests of those directors with the interests of stockholders by linking a portion of their compensation to stock performance. Directors who are also employees of Multifoods are not separately compensated for any services provided as a director.

    ANNUAL RETAINER AND MEETING FEES. Non-employee directors receive the following fees for their service on the Board of Directors:

Annual Retainer.................  $20,000
Fee for each Board Meeting......  $1,000 ($1,250 if more than one day)
Fee for each Committee Meeting..  $1,000 ($1,250 in case of Chair of Committee)

    Directors may elect to receive all or part of the amount of their annual retainer and meeting fees in shares of restricted Common Stock or options to purchase shares of Common Stock. During the fiscal year ended March 2, 2002, each non-employee director elected to take all or part of their annual retainer and meeting fees in shares of restricted Common Stock or options to purchase shares of Common Stock. Amounts received by a director also may be deferred pursuant to Multifoods' Fee Deferral Plan for Non-Employee Directors for a minimum period of two years. Interest is paid on deferred amounts at a rate that is calculated quarterly and corresponds to Multifoods' short-term borrowing rate then in effect. None of the directors deferred compensation under such plan during the fiscal year ended March 2, 2002.

    STOCK OPTIONS. On the first business day in July of each year, each non-employee director is granted a non-qualified stock option to purchase 1,500 shares of Common Stock at a purchase price per share equal to the fair market value of a share of Common Stock on such date.

DIRECTOR STOCK OWNERSHIP GUIDELINES

    The Board has adopted a director stock ownership guideline, which provides that each non-employee director is expected to own Common Stock having a value of four times the amount of the annual retainer fee paid to such director, at the end of a period of five years commencing as of July 1, 1998. Each non-employee director who is elected for the first time after July 1, 1998 will be expected to own Common Stock having a value of four times the amount of the annual retainer fee paid to such director, at the end of a period of five years commencing on the date such director is elected.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

    The philosophy of the Compensation Committee with respect to the compensation of Multifoods' executive officers consists of the following core principles:

    - Base salary and benefits should be competitive in order to attract and retain well-qualified executives.

    - A significant part of the executive officers' compensation should be at risk. Accordingly, incentive compensation should be directly related to achieving specified levels of Multifoods' financial performance.

    - Stock ownership of Multifoods' Common Stock by the executive officers creates a valuable link between management and stockholders. Stock ownership gives management strong incentives to properly balance the need for short-term profits with long-term goals and objectives and to develop strategies that build and sustain stockholder returns.

EXECUTIVE COMPENSATION PROGRAM

    Multifoods' executive compensation program has four components that are intended to reflect Multifoods' compensation philosophy.

    BASE SALARY. Base salary and adjustments to base salary for the executive officers are targeted at the median of the competitive market. An executive officer's base salary may be above or below the median, depending upon the officer's individual experience and performance. For the purpose of determining the median of the competitive market, the Compensation Committee reviews and considers the salary ranges of officers in comparable positions at companies of comparable size to Multifoods. The peer group of companies used in the comparison consists of approximately 120 companies that have annual sales ranging from $1 billion to $3 billion. Multifoods uses a broad base of companies of comparable size to reflect the market in which Multifoods competes for executive talent. Accordingly, the peer group is not limited to food companies included in the Standard & Poor's 400 Packaged Food Index, which has been used for the purpose of comparison in the Stock Performance Graph in this Proxy Statement.

    The Compensation Committee reviews the base salary of each executive officer on a regular basis. The Compensation Committee generally grants a salary increase to an executive officer once every 12 to

18 months, based upon the Compensation Committee's judgment of the officer's individual performance and contribution to Multifoods, the financial performance of Multifoods, Multifoods' established merit increase guidelines and the median of the competitive market.

    ANNUAL INCENTIVE. Multifoods' executives are eligible for an annual cash incentive under Multifoods' Management Incentive Plan. Under the Management Incentive Plan, the Compensation Committee adopted Multifoods' Incentive Plan for fiscal year 2002 (the "2002 Incentive Plan"). The 2002 Incentive Plan provides for incentive awards based on improvements in Economic Value Added ("EVA-Registered Trademark-") of both Multifoods and Multifoods' business units, the earnings per share of Multifoods' Common Stock and the internal operating earnings of Multifoods' business units. EVA is a measure of economic profit that determines whether a business is earning more than its after-tax cost of capital. In general, EVA is net operating profit after taxes, less a charge for the use of capital. EVA provides a framework within which management can make decisions which focus on building long-term value for Multifoods and its stockholders.

    Under the 2002 Incentive Plan, financial goals were established for Multifoods and each of its business units. Performance goals were also established for each participant. Further, and in order to reward achievement of financial and individual performance goals, incentive target awards for each participant (expressed as a percentage of annual base salary) were established. Based on the extent to which the financial and individual performance goals were attained, each participant was eligible to receive an incentive award of up to three times the participant's target incentive award. Up to 20% of the incentive award earned by a participant was based upon review of the participant's performance against the pre-determined individual performance goals. The Compensation Committee retained discretion to reduce or eliminate the incentive compensation awarded to any participant for any reason.

    Fifty percent of the incentive awards for the Chief Executive Officer and the other corporate executive officers was based on EVA improvement for Multifoods as a whole, with the remaining fifty percent based on the earnings per share of Multifoods' Common Stock. Fifty percent of the incentive awards for executive officers who are presidents of the business units was based on EVA improvement for Multifoods as a whole and EVA improvement for the respective business units, with the remaining fifty percent based on internal operating earnings for Multifoods as a whole and internal operating earnings for the respective business units.

    The target incentive award, represented as a percentage of base salary, for each executive officer is set at approximately the median of competitive practice. For this purpose, the Compensation Committee reviews and considers incentive amounts awarded to officers in comparable positions at companies of comparable size to Multifoods, as described above. For fiscal year 2002, the target incentive award for the Chief Executive Officer was 65% of base salary and for the other executive officers named in the Summary Compensation Table was 50% of base salary.

    Based upon improvements in EVA, earnings per share and internal operating earnings for Multifoods and each of its business units during fiscal year 2002, Mr. Wright received approximately 0.5% of his target incentive award. None of the other executive officers named in the Summary Compensation Table under the heading "Executive Compensation" below, received an incentive award under the 2002 Incentive Plan.

    LONG-TERM COMPENSATION. Stock options, restricted stock and restricted stock units are used to motivate and retain selected key employees. Shares of stock issued under this program are authorized by the 1997 Stock-Based Incentive Plan of Multifoods (the "1997 Plan"). The Compensation Committee grants stock options, restricted stock and restricted stock units to the executive officers of Multifoods on a discretionary basis. The Compensation Committee considers, among other things, the financial and economic performance of Multifoods in determining whether or not to grant stock-based awards to the executive officers. The Compensation Committee takes into account the number of stock-based awards outstanding or previously granted in determining the awards. The Compensation Committee, at its discretion, may also consider the scope of an officer's responsibilities and the officer's individual performance in determining the size of an award. In addition, the Compensation Committee grants stock-based awards to new officers and key employees of Multifoods in order to provide appropriate incentives to promote the long-term growth of Multifoods. Stock options granted to the executive officers have an exercise price equal to the market price of Multifoods' Common Stock on the date of grant and have ten-year terms. Restricted stock and restricted stock unit awards generally vest over a period of three to five years. The Committee believes that the continuation of stock-based incentives is essential to implementing its compensation philosophy that a significant part of the executive officers' compensation should be at risk and linked to the interests of Multifoods' stockholders.

    STOCK OWNERSHIP TARGETS. In 1992, the Compensation Committee established a stock ownership program that includes stock ownership targets for key management employees of Multifoods, including Multifoods' executive officers. In 1997, the Compensation Committee modified the target ownership guidelines under the stock ownership program. Under the modified stock ownership program, during a ten-year period commencing in 1997, each participant in the stock ownership program is expected to achieve stock ownership targets based on a multiple of the participant's annual total cash compensation. The multiple for the Chief Executive Officer of Multifoods is two times annual total cash compensation and the multiple for all other participants is 1.5 times annual total cash compensation. The target is expressed both as a dollar value and as a number of shares. Such number of shares is determined by dividing the multiple of annual total cash compensation by the approximate market price of a share of Common Stock of Multifoods at the time the modified stock ownership program was adopted.

    Participants in the stock ownership program who achieve their target ownership targets are eligible to receive awards of restricted stock. The participants selected to receive awards and the number of shares subject to each award are determined in the discretion of the Compensation Committee and are based upon (i) the number of shares of Multifoods' Common Stock acquired by the participant during calendar year 2001 toward the participant's annual stock ownership target under the program and (ii) the Compensation Committee's assessment of the participant's job performance and contributions to Multifoods. In determining the number of shares of Common Stock acquired by the participants during calendar year 2001 under the program, the Compensation Committee included shares purchased by individual participants in the open market or upon the exercise of stock options and shares of restricted stock that vested during the calendar year. No awards were made under the stock ownership program during fiscal year 2002.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    GARY E. COSTLEY. Dr. Costley's performance is reviewed annually by the Compensation Committee and the full Board of Directors. Dr. Costley is eligible for a salary increase once every 12 to 18 months, consistent with the policy relating to the other executive officers of Multifoods.

    In fiscal year 2002, Dr. Costley was awarded options to purchase an aggregate of 48,000 shares of Multifoods' Common Stock in accordance with the guidelines described above under the heading, "Long-Term Compensation." The options have an exercise price equal to the market price of Multifoods' Common Stock on the date of grant and have a ten-year term. The options vest in annual installments of 16,000 options each over a period of three years. In addition, during fiscal year 2002, Dr. Costley was awarded 30,000 restricted stock units, which vest in three years subject to Dr. Costley's continued employment with Multifoods during the 3-year period. Upon vesting of the restricted stock units, Dr. Costley will be issued 30,000 shares of Common Stock of Multifoods, subject to Multifoods' right to pay Dr. Costley cash in lieu of all or part of the Common Stock.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    In the event that compensation paid by Multifoods to any executive officer during the current or any subsequent fiscal year exceeds $1,000,000, such excess amount may not qualify as a tax deduction for Multifoods under the provisions of
Section 162(m) of the Internal Revenue Code of 1986, as amended. The 1997 Plan, as amended in fiscal years 1999 and 2002, has been approved by stockholders as required by Section 162(m) and, therefore, compensation attributable to stock options and certain other awards granted under the 1997 Plan may be excluded from the $1,000,000 limitation. In addition, the Management Incentive Plan, prior to amendment, was approved by stockholders in fiscal year 1999 as required by
Section 162(m), so that cash incentive awards granted under such Plan may be excluded from the $1,000,000 limitation. As required by Section 162(m), Multifoods is seeking stockholder approval of the Management Incentive Plan, as amended, so that incentive awards granted under the Management Incentive Plan, as amended, may be excluded from the $1,000,000 limitation as well. The Compensation Committee, along with Multifoods, will continue to evaluate Multifoods' compensation plans and programs in view of the Section 162(m) limitation.

                                          Jack D. Rehm, Chairman
                                          Claire L. Arnold
                                          Nicholas L. Reding
                                          Dolph W. von Arx

                                          Members of the Compensation Committee

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth the cash compensation and certain other components of compensation for the last three fiscal years of the Chief Executive Officer of Multifoods and the four other most highly compensated executive officers of Multifoods.

                                                           ANNUAL COMPENSATION        LONG TERM COMPENSATION
                                                           -------------------      --------------------------
                                                                                              AWARDS
                                                                                    --------------------------
                                                                                                    SECURITIES
                                                                                    RESTRICTED      UNDERLYING
                                                                                      STOCK          OPTIONS        ALL OTHER
NAME AND PRINCIPAL POSITION                       YEAR      SALARY    BONUS(3)      AWARDS(5)          (#)       COMPENSATION(10)
---------------------------                     --------   --------   --------      ----------      ----------   ----------------
Gary E. Costley, Ph.D.........................    2002     $715,000   $      0       $631,500(6)       48,000         $28,585
  CHAIRMAN AND CHIEF EXECUTIVE OFFICER            2001     $680,000   $101,700       $ 34,200(7)      100,000         $33,950
                                                  2000     $677,500   $290,000       $ 21,038(8)       20,000         $32,055

Robert S. Wright..............................    2002     $357,500   $  1,800       $ 94,725(6)        7,000         $12,512
  SENIOR VICE PRESIDENT AND                       2001     $345,000   $      0       $  6,118(7)       32,000         $18,008
  PRESIDENT, U.S. FOODSERVICE                     2000     $330,000   $178,400(4)    $  5,259(8)        7,000         $13,608
  OPERATIONS

Frank W. Bonvino..............................    2002     $297,292   $      0       $210,500(6)       15,000         $11,363
  SENIOR VICE PRESIDENT, GENERAL COUNSEL          2001     $265,000   $ 30,500       $      0          30,000         $12,383
  AND SECRETARY                                   2000     $263,750   $ 88,800       $      0           6,000         $11,922

John E. Byom..................................    2002     $282,292   $      0       $178,925(6)       12,500         $11,675
  VICE PRESIDENT, FINANCE, AND                    2001     $240,879   $ 27,700       $  2,850(7)       32,000         $10,958
  CHIEF FINANCIAL OFFICER(1)

Ralph P. Hargrow..............................    2002     $255,000   $      0       $178,925(6)       12,500         $10,175
  VICE PRESIDENT, HUMAN RESOURCES                 2001     $235,000   $ 27,000       $  3,800(7)       30,000         $ 3,208
  AND ADMINISTRATION(2)                           2000     $176,716   $ 62,800       $ 54,844(9)       30,000         $     0

------------

(1) Mr. Byom became an executive officer of Multifoods in fiscal year 2001.

(2) Mr. Hargrow was hired by Multifoods effective May 17, 1999.

(3) The amounts were paid pursuant to Multifoods' Management Incentive Plan, as described above in the Compensation Committee Report on Executive Compensation.

(4) $8,900 of this amount was credited to Mr. Wright's incentive bank under Multifoods' Management Incentive Plan. Subsequently, all amounts in
    Mr. Wright's incentive bank were forfeited based upon fiscal year 2001 EVA results.

(5) The value of each restricted stock and restricted stock unit award was determined by multiplying the closing market price of Multifoods' Common Stock on the date of grant by the number of shares awarded. As of March 2, 2002, the number and value (based on the closing market price of Multifoods' Common Stock on March 1, 2002) of the aggregated restricted stock and restricted stock unit holdings of each of the named executive officers were as follows: 48,232 shares ($1,054,352) by Dr. Costley, 17,145 shares ($374,790) by Mr. Wright, 18,070 shares ($395,010) by Mr. Bonvino, 8,650 shares ($189,089) by Mr. Byom and 9,534 shares ($208,413) by Mr. Hargrow. Dividends are paid on the shares of restricted stock at the same rate as paid to all stockholders, but the executive officer is not entitled to receive such dividends unless and until the related shares vest. Dividends are not paid on the restricted stock units.

(6) Restricted stock units were awarded to the executive officers by the Compensation Committee on July 2, 2001. The number of units awarded were as follows: 30,000 units to Dr. Costley, 4,500 units to Mr. Wright, 10,000 units to Mr. Bonvino, 8,500 units to Mr. Byom and 8,500 units to Mr. Hargrow. These units vest in three years subject to the executive officer's continued employment with Multifoods during the 3-year period. The units also vest in the event of a change of control of

    Multifoods. Upon vesting of the restricted stock units, the executive officer will be issued a like number of shares of Common Stock of Multifoods, subject to Multifoods' right to pay the executive officer cash in lieu of all or part of the Common Stock.

(7) The shares of restricted stock were awarded by the Compensation Committee to the executive officer in recognition of his achievement toward his individual stock ownership target under the management stock ownership program, as described above in the Compensation Committee Report on Executive Compensation. The number of shares awarded were as follows: 1,800 shares to Dr. Costley, 322 shares to Mr. Wright, 150 shares to Mr. Byom and 200 shares to Mr. Hargrow. The shares vest on February 12, 2004, subject to the continued employment of the executive officer. The shares also vest in the event of a change in control of Multifoods.

(8) The shares of restricted stock were awarded by the Compensation Committee to the executive officer in recognition of his achievement toward his individual stock ownership target under the management stock ownership program, as described above in the Compensation Committee Report on Executive Compensation. The number of shares awarded were as follows: 1,800 shares to Dr. Costley and 450 shares to Mr. Wright. The shares awarded to Dr. Costley vest on February 14, 2004 and the shares awarded to Mr. Wright vest on February 14, 2003, subject to the continued employment of each executive officer. The shares also vest in the event of a change in control of Multifoods.

(9) Multifoods awarded Mr. Hargrow 2,500 shares of restricted stock in connection with his employment with Multifoods. The shares vested or will vest in three annual installments of 833 shares on May 17, 2000, 833 shares on May 17, 2001 and 834 shares on May 17, 2002, subject to the continued employment of Mr. Hargrow. These shares also vest in the event of a change of control of Multifoods.

(10) The amounts reported represent Multifoods' matching contributions to the Savings Plan and Multifoods' Supplemental Deferred Compensation Plan.

STOCK OPTIONS

    The following tables summarize stock option grants to and exercises by the executive officers named in the Summary Compensation Table above during Multifoods' fiscal year 2002 and the value of stock options held by such officers at the end of fiscal year 2002.

                       OPTION GRANTS IN FISCAL YEAR 2002

                                                    INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE VALUE
                                   ----------------------------------------------------        AT ASSUMED ANNUAL
                                   NUMBER OF     % OF TOTAL                                     RATES OF STOCK
                                   SECURITIES     OPTIONS                                     PRICE APPRECIATION
                                   UNDERLYING    GRANTED TO    EXERCISE OR                      FOR OPTION TERM
                                    OPTIONS     EMPLOYEES IN   BASE PRICE    EXPIRATION   ---------------------------
              NAME                 GRANTED(1)   FISCAL YEAR     ($/SHARE)       DATE          5%             10%
---------------------------------  ----------   ------------   -----------   ----------   -----------   -------------
Gary E. Costley, Ph.D............    48,000         10.85%       $21.23       07/01/11     $640,864      $1,624,087
Robert S. Wright.................     7,000          1.58%       $21.23       07/01/11     $ 93,459      $  236,846
Frank W. Bonvino.................    15,000          3.39%       $21.23       07/01/11     $200,270      $  507,527
John E. Byom.....................    12,500          2.83%       $21.23       07/01/11     $166,892      $  422,939
Ralph P. Hargrow.................    12,500          2.83%       $21.23       07/01/11     $166,892      $  422,939

---------

(1) The options were granted on July 2, 2001, have an exercise price equal to the market price of Multifoods' Common Stock on the date of grant and become exercisable over a three year period in equal annual installments. The options also become exercisable in the event of a change in control of Multifoods.

   AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2002 AND FISCAL YEAR END OPTION
                                     VALUES

                                                              NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED              IN-THE-MONEY
                                                                   OPTIONS AT                     OPTIONS AT
                                    SHARES                      FISCAL YEAR END               FISCAL YEAR END(1)
                                  AQUIRED ON    VALUE     ----------------------------   ----------------------------
              NAME                 EXERCISE    REALIZED   EXCERCISABLE   UNEXERCISABLE   EXCERCISABLE   UNEXERCISABLE
--------------------------------  ----------   --------   ------------   -------------   ------------   -------------
Gary E. Costley, Ph.D...........       0          $0         356,250        166,750       $1,646,513       $122,053
Robert S. Wright................       0          $0          85,000         34,000       $  336,985       $  4,410
Frank W. Bonvino................       0          $0          83,000         39,000       $  354,936       $  9,450
John E. Byom....................       0          $0          37,200         12,500       $  323,789       $  7,875
Ralph P. Hargrow................       0          $0          60,000         12,500       $  300,488       $  7,875

---------

(1) The value was determined by subtracting the exercise price per share from the closing market price per share of Multifoods' Common Stock on March 1, 2002.

PENSION EQUITY PLAN AND MANAGEMENT BENEFIT PLAN

    Multifoods maintains the Multifoods Pension Equity Plan (the "Pension Plan") for salaried and certain other employees of Multifoods and its subsidiaries who have completed one year of service with Multifoods or a subsidiary of Multifoods. The Pension Plan is a tax qualified defined benefit pension plan that provides for lump sum payments upon termination of employment. In lieu of a single lump sum payment, an employee may elect to receive immediate or deferred monthly payments for life. An employee's pension benefits are based on years of service with Multifoods and the employee's average base pay for the three consecutive calendar years in which the employee's base pay was the highest during the last ten full calendar years prior to termination of employment (the "Final Average Pay"). Base pay does not include bonuses and other additional compensation. In addition, the amount of base pay covered by the Pension Plan is limited by requirements of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). An employee becomes vested in his or her benefits under the Pension Plan after five years of service. An employee who has completed ten years of service as of December 31, 1995 and whose age plus service as of December 31, 1995 totals 60 or more may elect to have his or her benefit calculated and paid in accordance with the provisions of the pension formula in effect as of December 31, 1995 under the Pension Plan. Effective March 1, 1998, the Pension Plan was amended to provide a supplemental pension benefit equal to $10 per month for each year of credited service measured from age 35, up to a maximum supplemental pension of $200 per month.

    Multifoods' Management Benefit Plan provides for the payment of additional amounts to certain key employees of Multifoods and its subsidiaries (including the executive officers named in the Summary Compensation Table) so that they will receive in the aggregate the benefits they would have been entitled to receive under the Pension Plan without the limitations imposed by the Internal Revenue Code or ERISA. The Management Benefit Plan was amended and restated effective January 1, 1997, and was further amended effective March 1, 1998. Participants in the Management Benefit Plan as of January 1, 1997 (referred to as "grandfathered" participants) generally are eligible to continue their participation under the terms of the Management Benefit Plan in effect prior to January 1, 1997. Grandfathered participants will receive in the aggregate the benefits they would have been entitled to receive under the Pension Plan formula in effect as of December 31, 1995 (regardless of whether such benefit is actually calculated under that formula) without the limitations imposed by the Internal Revenue Code or ERISA. Grandfathered participants in the Management Benefit Plan are also entitled to lifetime annual income upon retirement equal to 50% of the "Bonus Base." Individuals who become participants in the Management Benefit Plan on or after January 1, 1997 will receive in the aggregate the benefits they would have been entitled to receive under the Pension Plan formula in effect as of January 1, 1996 without the limitations imposed by the Internal Revenue Code or ERISA. Such individuals will not be entitled to any benefit based upon incentive bonuses. For employees who became participants in the Management Benefit Plan prior to March 1, 1990, the Bonus Base is the average of the five highest bonuses awarded to the participant under the Management Incentive Plan during the last ten years of employment by Multifoods prior to retirement. For employees who became participants in the Management Benefit Plan on or after March 1, 1990, the Bonus Base includes such bonuses awarded only while the employee is a participant in the Management Benefit Plan unless the Compensation Committee prescribes otherwise. The level of annual benefits is reduced if a grandfathered participant retires prior to age 62. For any other participant, the level of annual benefits is reduced if the participant retires prior to age 65. A participant in the Management Benefit Plan becomes vested in his or her benefits under the Management Benefit Plan upon completion of five years of service with Multifoods or when he or she attains age 65, if earlier.

    The following table shows the estimated combined annual amounts payable with respect to various classifications of earnings and years of service to participants in the Pension Plan who are also grandfathered participants in the Management Benefit Plan, and who retire at the normal retirement age of 65 and elect payment of a straight life annuity.

                               PENSION PLAN TABLE

                                                     YEARS OF SERVICE
                        --------------------------------------------------------------------------
    REMUNERATION*       5 YEARS    10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
---------------------   --------   --------   --------   --------   --------   --------   --------
     $  200,000         $ 43,112   $ 51,224   $ 59,336   $ 67,448   $ 74,960   $ 82,471   $ 89,983
     $  400,000         $ 86,469   $102,938   $119,407   $135,876   $151,745   $167,614   $183,483
     $  600,000         $129,826   $154,652   $179,479   $204,305   $228,531   $252,757   $276,983
     $  800,000         $173,183   $206,367   $239,550   $272,733   $305,317   $337,900   $370,483
     $1,000,000         $216,540   $258,081   $299,621   $341,162   $382,102   $423,043   $463,983

---------

* For purposes of this table, it is assumed that remuneration is comprised 65% of Final Average Pay and 35% of Bonus Base (both terms as defined above). The benefits are not subject to any reduction for Social Security or other offset amounts.

    Dr. Costley and Messrs. Wright and Bonvino have five, nine and 30 years of service, respectively, in the Pension Plan and are each grandfathered participants in the Management Benefit Plan. However, Dr. Costley has waived his entitlement under the Management Benefit Plan to any benefit relating to incentive bonuses. In addition, Mr. Wright and Mr. Bonvino have each waived their entitlement under the Management Benefit Plan to any benefit related to incentive bonuses awarded to them with respect to any fiscal year of the Company ending after fiscal year 1998. Messrs. Byom and Hargrow have 23 and three years of service, respectively, in the Pension Plan and are not grandfathered participants in the Management Benefit Plan. The annual benefit under the Pension Plan and the Management Benefit Plan payable to each of the executive officers named in the Summary Compensation Table upon retirement at the normal retirement age of 65 is estimated to be as follows: Dr. Costley--$105,589, Mr. Wright--$127,810, Mr. Bonvino--$185,320, Mr. Byom--$74,151 and
Mr. Hargrow--$46,230. Dr. Costley and Messrs. Wright, Bonvino and Byom are fully vested in the Management Benefit Plan. Messrs. Wright and Bonvino each have additional retirement benefits as described below.

SUPPLEMENTAL RETIREMENT BENEFITS

    Mr. Wright has an arrangement with Multifoods pursuant to which he was credited with two years of service, which was reinstated from his prior employment with Multifoods from 1992 to 1994. In addition, commencing with his re-employment with Multifoods in August 1995, Mr. Wright will be credited with two years of service under the Pension Plan for each additional year of employment with Multifoods. Mr. Wright may also elect to have his supplemental pension benefit calculated and paid in accordance with the provisions of the pension formula in effect as of December 31, 1995 under the Pension Plan. The supplemental retirement arrangement also provides for immediate vesting in an annual benefit equal to 50% of the five highest bonuses payable to him under Multifoods' Management Incentive Plan in his last ten years of employment with Multifoods, including bonuses paid during his previous period of employment. However, Mr. Wright has waived his entitlement under the Management Benefit Plan to any benefit related to incentive bonuses awarded to him with respect to any fiscal year of Multifoods ending after fiscal year 1998. If Mr. Wright had terminated employment with Multifoods on March 2, 2002, the annual supplemental retirement benefit payable to Mr. Wright commencing April 1, 2002 would have been $28,457.

    Mr. Bonvino has an arrangement with Multifoods which provides that if, prior to the date on which Mr. Bonvino attains age 62, (1) Mr. Bonvino's employment with Multifoods is terminated for any reason other than cause, (2) Mr. Bonvino resigns for "good reason" (as defined in the agreement), or (3) there is a change in control of Multifoods, Mr. Bonvino's retirement benefit under the Pension Plan and the Management Benefit Plan will be determined (a) as if he had 25 years of credited service under the Pension Plan (or the actual years of credited service if greater than 25), and (b) as if his date of birth was five years earlier than his actual date of birth, except that, in no event, will his deemed age be older than 62. If Mr. Bonvino had terminated employment with Multifoods on March 2, 2002, the annual supplemental retirement benefit payable to Mr. Bonvino commencing April 1, 2002 would have been $4,017.

SUPPLEMENTAL DEFERRED COMPENSATION PLAN

    Multifoods maintains the Supplemental Deferred Compensation Plan (the "Deferred Compensation Plan") for certain key employees of Multifoods and its subsidiaries (including the executive officers named in the Summary Compensation Table) so that they may defer on a "non-qualified" basis the amounts they could have deferred on a "qualified" basis under ERISA but for certain tax law limits imposed on qualified deferrals. The Deferred Compensation Plan became effective on April 1, 1997.

    Under the Deferred Compensation Plan, a participant can elect to continue deferrals on a non-qualified basis if and when the participant reaches the $11,000* annual deferral limit under Multifoods' Employees' Voluntary Investment and Savings Plan (the "Savings Plan"). The Savings Plan is a qualified plan under ERISA and Section 401(k) of the Internal Revenue Code. A participant can also elect to defer a percentage (between 2% and 10%) of the participant's "excess covered pay," which includes compensation in excess of $200,000* that cannot be recognized under the Savings Plan, and also includes any amount that a participant elects to defer under any other non-qualified deferred compensation arrangement maintained by Multifoods. Multifoods also provides participants with matching credits on such non-qualified deferrals equal to the additional matching contribution the participant would have received under the Savings Plan if the non-qualified deferrals had instead been made under the Savings Plan. The matching credits vest at the rate of 20% per year of "vesting service" (as such term is defined in the Savings Plan). A participant may receive all contributions and vested portions of the matching credits upon the participant's termination of employment with Multifoods.

    During fiscal year 2002, Dr. Costley and Messrs. Wright, Bonvino, Byom and Hargrow each participated in the Deferred Compensation Plan.

* Adjusted annually as provided by federal law.

EMPLOYMENT AGREEMENT

    On November 1, 1996, Multifoods entered into an employment agreement with Dr. Costley pursuant to which Dr. Costley became employed as Chairman of the Board, President and Chief Executive Officer for the period from January 1, 1997 through December 31, 1999, with automatic one-year renewals thereafter unless Multifoods gives notice of termination. No such notice has been given to Dr. Costley. The agreement provides for an initial annual base salary of $600,000, an annual bonus (commencing with fiscal year 1998) if performance goals to be determined by the Compensation Committee are met, participation in Multifoods' employee benefit plans, and specified perquisites and relocation benefits. The agreement also provided for an award of two separate stock options to purchase an aggregate of 200,000 shares of Multifoods' Common Stock. On December 19, 1997, Dr. Costley's employment agreement was amended to terminate and cancel Dr. Costley's entitlement under the Management Benefit Plan to any benefit relating to incentive bonuses credited towards the non-qualified excess pension benefit under the Management Benefit Plan, effective retroactively to the first day of Dr. Costley's employment with Multifoods. Effective March 1, 2001, Dr. Costley's annual base salary was increased to $715,000. On
November 13, 2001, in connection with the appointment of Dan C. Swander as the President and Chief Operating Officer of Multifoods, Dr. Costley's Employment Agreement with Multifoods was amended to change his title to Chairman of the Board and Chief Executive Officer of Multifoods.

    If Multifoods terminates Dr. Costley's employment for a reason other than "cause" (as defined in the agreement) or Dr. Costley resigns for "good reason" (as defined in the agreement), Dr. Costley will receive a severance payment to be made over an 18-month period based on 1.5 times his annual base salary and average bonuses for the three previous fiscal years. If Multifoods terminates Dr. Costley's employment following a "change of control" (as defined in the agreement) or if Dr. Costley resigns for any reason within 180 days after a change of control, Dr. Costley will receive a severance payment in installments over a three-year period in the aggregate amount of (i) three times his annual base salary as of the termination date, (ii) three times the average of his bonuses for the three previous fiscal years (or, if bonuses were paid for only two fiscal years, then such average will be calculated using the bonus paid for such two fiscal years) and (iii) either 65% of his annual base salary or his actual bonus for the previous fiscal year, whichever is greater. In the event that any payments by Multifoods to Dr. Costley are subject to an excise tax, including interest and penalties, under the Internal Revenue Code, Multifoods is obligated to reimburse Dr. Costley for such amounts. Assuming a change of control had occurred and Multifoods terminated Dr. Costley's employment or Dr. Costley resigned on March 2, 2002, the amount payable to Dr. Costley would have been approximately $6,369,800.

SEVERANCE AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

    Multifoods is a party to severance agreements with Messrs. Wright, Bonvino, Byom and Hargrow. The two-year term of each agreement is automatically extended each year for one additional year unless

Multifoods gives notice to the officer that Multifoods does not wish to extend the agreement. No such notice has been given to any executive officer. Under each agreement, Multifoods has agreed to employ the executive officer for a period of two years following a change in control of Multifoods (as defined in the agreement). If, during such two-year period, the officer's employment is terminated by Multifoods for any reason other than cause, death or disability, or the officer terminates his employment for "good reason" (as defined in the agreement), Multifoods is obligated to pay to such officer, in a lump sum, the aggregate of (i) the amounts of any accrued or deferred compensation and
(ii) an amount equal to 2.5 times the total of the officer's annual base salary in effect at the time of the change in control plus the average of the bonus awards paid to the officer under Multifoods' Management Incentive Plan for the three fiscal years immediately preceding the change in control, subject to increase in the event the payment or any other payments made in connection with a change in control constitute "parachute payments" under the Internal Revenue Code.

    Mr. Bonvino has an additional severance agreement with Multifoods whereby Multifoods has agreed to pay him one year's salary in the event Multifoods terminates his employment for any reason other than cause or Mr. Bonvino resigns his employment for good reason.

    Multifoods has certain other compensatory arrangements with its executive officers that will result from a change in control of Multifoods. The Management Incentive Plan provides that in the event of a change in control of Multifoods during the first six months of Multifoods' fiscal year, each participant in the Management Incentive Plan will receive an immediate cash payment equal to 100% of the target award for that fiscal year, plus 100% of the positive balance of any incentive bank maintained in the name of the participant. In the event of a change in control during the last six months of Multifoods' fiscal year, each participant will receive an immediate cash payment equal to 100% of the greater of (i) the target award for that fiscal year or (ii) the amount determined based upon the anticipated results relating to the performance objectives for that fiscal year. In addition, each participant will receive 100% of the positive balance of any incentive bank maintained in the name of the participant.

    Assuming a change in control of Multifoods had occurred and each of the executive officers' employment was terminated by Multifoods or each executive officer terminated his employment for "good reason" on March 2, 2002, the total amounts payable to Messrs. Wright, Bonvino, Byom and Hargrow under the above-described severance agreements and Management Incentive Plan would have been approximately $1,943,164, $2,275,500, $1,616,500 and $1,300,100,
respectively.

    In addition, in the event of a change in control of Multifoods, stock options outstanding under Multifoods' stock-based incentive plans that are not yet exercisable become immediately exercisable and all shares of restricted stock and restricted stock units outstanding vest in full.

    The Management Benefit Plan provides for lump sum payments to the participants in the event of a change in control of Multifoods plus an additional amount in the event the payment constitutes a "parachute payment" under the Internal Revenue Code. In addition, the Board of Directors authorized the establishment and funding of a trust for the purpose of assisting Multifoods in fulfilling its obligations to the participants in the Management Benefit Plan, which trust will become irrevocable upon the earlier of (i) a change in control of Multifoods or (ii) a favorable ruling from the Internal Revenue Service that the creation and funding of the trust does not result in constructive receipt to the participants, neither of which event has yet occurred. Assuming a change in control of Multifoods had occurred on March 2, 2002, in addition to the change of control payments described above, the lump sums payable under the Management Benefit Plan to the executive officers named in the Summary Compensation Table would have been approximately as follows:
Dr. Costley--$438,539, Mr. Wright--$772,295, Mr. Bonvino--$1,003,036,
Mr. Byom--$41,511 and Mr. Hargrow--$22,409.

                            STOCK PERFORMANCE GRAPH

    The following graph compares the cumulative total return on the Common Stock of Multifoods for the last five fiscal years with the cumulative total return of the Standard & Poor's MidCap 400 Composite Stock Index (the "S&P MidCap 400") and the Standard & Poor's MidCap Foods Index (the "S&P MidCap Foods Index") for the same period. The graph assumes the investment of $100 in Multifoods' Common Stock and each of the respective indexes on February 28, 1997 and reinvestment of all dividends. The cumulative returns are as of the last day of the applicable fiscal year of Multifoods.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                      1997  1998  1999  2000  2001  2002
INTL MULTIFOODS CORP   100   136   110    58   104   121
S&P MIDCAP 400 INDEX   100   137   139   183   199   208
SP400 PACKAGED FOOD    100   146   115    85   114   152

---------

* As of January 2, 2002, Standard & Poor's reclassified all of their indexes and replaced the S&P MidCap Foods Index with the SP400 Packaged Food Index.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    To Multifoods' knowledge, based solely on Multifoods' records and written representations from Multifoods' executive officers and directors, Multifoods believes that, during the fiscal year ended March 2, 2002, each of its executive officers and directors has filed on a timely basis all reports required by
Section 16(a) of the Securities Exchange Act of 1934.

           PROPOSAL TO APPROVE MANAGEMENT INCENTIVE PLAN, AS AMENDED

INTRODUCTION

    Multifoods' Board of Directors adopted, upon the recommendation of the Compensation Committee of the Board, the Management Incentive Plan of International Multifoods Corporation, as amended (the "Amended MIP"), subject to stockholder approval at the 2002 Annual Meeting. The Amended MIP is identical to Multifoods' Management Incentive Plan as it existed prior to amendment, with the exception of an amendment to Section 3.1 of the Management Incentive Plan. The amendment incorporates additional incentive compensation measures based upon earnings per share, net income, return on assets, return on equity and operating earnings. These performance measures will be in addition to economic value added ("EVA"), which was the only performance measure under the Management Incentive Plan prior to the amendment. While Multifoods believes that EVA continues to be a strong measure of financial performance, the inclusion of the additional incentive compensation measures will allow the Board of Directors and the Compensation Committee to more closely align management and key employee incentives with Multifoods' financial performance. The Amended MIP will not become effective unless approved by the stockholders. If the stockholders do not, by the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, approve the Amended MIP, the Management Incentive Plan as it existed prior to amendment will remain in place. The Management Incentive Plan as it existed prior to the amendment was approved by the stockholders at Multifoods' 1998 Annual Meeting.

    The following summary of the Amended MIP is qualified in its entirety by reference to the full text of the Amended MIP, which is attached to this Proxy Statement as Exhibit A. Amounts paid pursuant to the Amended MIP are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

SUMMARY OF THE AMENDED MIP

    PURPOSE. The purpose of the Amended MIP is to provide incentive and reward to officers and other key employees of Multifoods and its subsidiaries who contribute to the success of Multifoods.

    GENERAL. Performance targets for the participants in the Amended MIP are established based upon one or more of the following performance measures: EVA, earnings per share, net income, return on assets, return on equity and/or operating earnings. EVA is a measure of economic profit that determines whether a business is earning more than its after-tax cost of capital. In general, EVA is net operating profits after taxes, less a charge for the use of capital. EVA provides a framework within which management can make decisions which focus on building long-term value for Multifoods and its stockholders.

    ADMINISTRATION AND ELIGIBILITY. The Amended MIP will be administered by the Compensation Committee of the Board of Directors or such other committee of directors as may be designated by the Board of Directors (the "Committee"). Any individual, including any officer, employed on a regular, full-time, salaried basis by Multifoods or any of its subsidiaries will be eligible to be selected by the Committee to participate in the Amended MIP. Multifoods and its subsidiaries currently have approximately 1,600 full-time, salaried employees. The Committee must designate the participants in the Amended MIP for any award year prior to or within 90 days following the commencement of each award year. In addition, if an employee is hired by Multifoods during an award year, the Committee may designate such employee as a participant in the Amended MIP within 90 days following the date of hire.

    DETERMINATION OF INCENTIVE AWARDS. The participants for an award year under the Amended MIP are eligible to receive an incentive award upon the attainment of performance targets selected by the Committee. Any such performance targets must be designated by the Committee prior to or within 90 days following commencement of the award year and may relate to one or any combination of corporate, group, unit, division, affiliate or individual performance. The Committee determines, as a percentage of base annual salary, the amount of the target award for each participant and the performance targets that must be met as a condition to payment of an amount less than, greater than or equal to the target award for such participant. The Committee also may establish an incentive bank in the name of each participant that is credited or charged in such manner as is deemed appropriate by the Committee in the event performance exceeds or falls short of the performance targets, with the incentive compensation payable in subsequent award years adjusted in such manner as is deemed appropriate by the Committee to account for the positive or negative balance in the incentive bank of the participant. The Amended MIP provides that the Committee is authorized at any time during or after an award year to reduce or eliminate the incentive compensation awarded to any participant for any reason. The Amended MIP also provides that no reduction in the incentive compensation awarded or paid to any participant will increase the amount of the incentive compensation payable to any other participant.

    MAXIMUM AMOUNT OF INCENTIVE AWARDS. The Amended MIP provides that the total amount of the incentive compensation awarded to a participant pursuant to the Amended MIP for any award year shall not exceed $2,500,000, and any incentive compensation that would otherwise have been awarded but for such limit will be forfeited by the participant and will not be added to the incentive bank of the participant or otherwise serve to increase the amount of the incentive compensation awarded to the participant in any subsequent award year.

    PAYMENT OF INCENTIVE AWARDS. The Amended MIP provides that all incentive compensation will be payable in cash or in shares of restricted Common Stock of Multifoods (the "Restricted Stock"). Any Restricted Stock issued pursuant to the Amended MIP will be issuable pursuant to, and subject to the terms and conditions of, the 1997 Stock-Based Incentive Plan of Multifoods or such other plan of Multifoods that authorizes the issuance of restricted stock. The Committee will determine whether any incentive compensation will be paid in a lump sum or in installments in equal or varying amounts over a period of not more than five years.

    CHANGE IN CONTROL. The Amended MIP provides that in the event of a change in control of Multifoods, as defined in the Amended MIP, during the first six months of an award year, each participant will receive an immediate cash payment equal to 100% of the target award for that award year, plus 100% of the balance (if positive) of any incentive bank maintained in the participant's name. In the event of a change in control during the last six months of an award year, each participant will receive an immediate cash payment equal to 100% of the greater of (i) the target award for that fiscal year or (ii) the amount determined based upon the anticipated results relating to the performance objectives for that award year; plus 100% of the balance (if positive) of any incentive bank maintained in the participant's name.

    EXTENSION, AMENDMENT AND TERMINATION. The Amended MIP permits the Board of Directors to suspend or discontinue the Amended MIP, in whole or in part, at any time, and, from time to time, to extend, modify, amend or revise the Amended MIP in such respects as the Board of Directors may deem advisable. Amounts paid pursuant to the Amended MIP are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code. Unless otherwise determined by the Board of Directors, amendments to the Amended MIP will be subject to stockholder approval to the extent necessary to meet the qualifications as in effect from time to time under the Internal Revenue Code.

NEW PLAN BENEFITS

    The amount of the cash incentive award to be received by eligible participants in fiscal year 2003 are not determinable at this time because the incentive amounts payable, if any, will depend upon achievement of the fiscal year 2003 performance measures established by the Committee. However, if the 2003 performance measures under the Amended MIP had been in effect for eligible participants in fiscal year 2002, none of the eligible participants would have received cash incentive awards under the Amended MIP.

BOARD RECOMMENDATION

    The Board of Directors believes that the Amended MIP is consistent with Multifoods' philosophy of paying incentive compensation based upon achievement of specified levels of corporate financial performance. The Amended MIP will also enable the Company to comply with the requirements of Section 162(m) of the Internal Revenue Code and, therefore, preserve the deductibility of performance-based compensation paid under the Amended MIP. The tax benefits derived from such deductions preserve corporate assets and benefit Multifoods and its stockholders.

    The Board of Directors recommends a vote FOR the approval of the Amended
MIP.

         AUDIT COMMITTEE REPORT AND APPOINTMENT OF INDEPENDENT AUDITORS

AUDIT COMMITTEE REPORT

    Management is primarily responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of Multifoods' consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

    The Audit Committee reviews Multifoods' financial reporting process on behalf of the Board of Directors. In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that Multifoods' consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

    The Audit Committee has discussed with the independent auditors, the auditors' independence from Multifoods and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). The Audit Committee has also considered whether the non-audit related services provided by the independent auditors were compatible with maintaining the auditors' independence.

    Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Multifoods' Annual Report on Form 10-K for the fiscal year ended March 2, 2002, for filing with the Securities and Exchange Commission.

                                          Claire L. Arnold, Chairman
                                          Jack D. Rehm
                                          Lois D. Rice
                                          Richard K. Smucker

                                          Members of the Audit Committee

AUDIT FEES

    Audit fees billed or expected to be billed to Multifoods by KPMG LLP for the audit of Multifoods' financial statements for the fiscal year ended March 2, 2002 and for reviews of the financial statements included in Multifoods' quarterly reports on Form 10-Q for the last fiscal year totaled $499,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    KPMG LLP did not render services to Multifoods during the last fiscal year related to design and implementation of financial information systems.

ALL OTHER FEES

    Fees billed or expected to be billed to Multifoods by KPMG LLP for all services provided during the last fiscal year, other than the services described above under "Audit Fees", totaled $308,500. The vast majority of these fees relate to audit and tax activities in support of Multifoods.

                      APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors of Multifoods has appointed KPMG LLP, certified public accountants, as Multifoods' independent auditors for the fiscal year ending March 1, 2003, subject to stockholder approval. KPMG LLP has audited the books of Multifoods for many years. The action of the Board of Directors was taken upon the recommendation of the Audit Committee of the Board of Directors. If the stockholders do not, by the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, approve the appointment of KPMG LLP as Multifoods' independent auditors, their appointment will be reconsidered by the Board of Directors. However, because of the difficulty and expense of making any change in independent auditors so long after the beginning of the current fiscal year, it is likely that the appointment would stand for the fiscal year ending March 1, 2003 unless there were compelling reasons for making an immediate change.

    Representatives of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

    The Board of Directors recommends a vote FOR the approval of the appointment of KPMG LLP.

               STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

    If you wish to submit proposals to be included in our proxy statement for the 2003 Annual Meeting of Stockholders, they must be received at the principal executive offices of Multifoods by the close of business on January 17, 2003. Proposals should be sent to the attention of the Secretary.

    Under Multifoods' Bylaws, if you wish to bring business before the stockholders at the 2003 Annual Meeting, you must notify the Secretary in writing no later than 90 days prior to the first anniversary of the date of the 2002 Annual Meeting. However, in the event that the date of the 2003 Annual Meeting has been changed by more than 30 calendar days from the anniversary date of the 2002 Annual Meeting, you must notify the Secretary in writing by no later than the later of 90 days prior to the 2003 Annual Meeting or 10 calendar days following the day on which public announcement of such meeting is first made. Your notice must contain the specific information required in our Bylaws. Please note that these requirements relate only to matters you wish to bring before the stockholders at the annual meeting. They do not apply to proposals that you wish to have included in our proxy statement.

    If you would like a copy of our Bylaws, please write to the Secretary and we will send you one without charge.

                                 OTHER MATTERS

    Multifoods is not aware of any other matters that may come before the Annual Meeting. If other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies in the enclosed proxy to vote in accordance with their judgment as to the best interests of Multifoods.

                                          By Order of the Board of Directors

                                          FRANK W. BONVINO
                                          SECRETARY

May 17, 2002

                                                                       EXHIBIT A

                               FIRST AMENDMENT TO
                           MANAGEMENT INCENTIVE PLAN
                                       OF
                      INTERNATIONAL MULTIFOODS CORPORATION

             AS AMENDED AND RESTATED EFFECTIVE AS OF MARCH 1, 1998

    Section 3.1 titled "Performance Based Awards" is hereby amended to read in its entirety as follows:

        3.1 Performance Based Awards. The Participants for an Award Year shall be eligible to receive an award of incentive compensation upon the attainment of performance targets selected by the Committee that are established based upon one or more of the following performance measures (these performance measures may be applied on an absolute or comparative basis, and may be applied at the corporate, affiliate, group, unit or division level):

           (a) economic value added ("EVA-Registered Trademark-") reflecting net operating profits after taxes less a capital charge with such adjustments as are deemed appropriate by the Committee;

           (b) earnings per share;

           (c) net income;

           (d) return on assets;

           (e) return on equity; and/or

           (f) operating earnings.

    The performance targets shall be designated by the Committee prior to or within 90 days following the commencement of each Award Year and may relate to one or any combination of two or more of corporate, affiliate, group, unit, division or individual performance. The Committee, in the exercise of its discretion, shall determine, as a percentage of base annual salary, the amount of the Target Award for each Participant, and the performance targets that must be met as a condition to an award of incentive compensation equal to the Target Award or an award of incentive compensation less than or greater than the Target Award. The Committee, in the exercise of its discretion, also may establish an incentive bank in the name of each Participant which shall be credited or charged in such manner as is deemed appropriate by the Committee in the event performance exceeds or falls short of the performance targets, with the incentive compensation payable in subsequent Award Years adjusted in such manner as is deemed appropriate by the Committee to account for the positive or negative balance in the incentive bank of the Participant. For purposes of this
Section 3.1, the term "base annual salary" means the base annual salary paid by Multifoods and its subsidiaries to an employee for services rendered during the Award Year, exclusive of commissions, fringe benefits, expense allowances, incentive compensation and other similar payments or benefits, but inclusive of amounts contributed from base annual salary by means of salary reduction to the Supplemental Deferred Compensation Plan of International Multifoods Corporation, the Employees' Voluntary Investment and Savings Plan of International Multifoods Corporation or to the Multifoods Flexible Spending Account Plan (or any other plan maintained by Multifoods or a subsidiary of Multifoods that is intended to qualify under Sections 125 or 401(k) of the Code).

                           MANAGEMENT INCENTIVE PLAN
                                       OF
                      INTERNATIONAL MULTIFOODS CORPORATION

              APPROVED BY THE BOARD OF DIRECTORS OF INTERNATIONAL
                    MULTIFOODS CORPORATION ON MARCH 20, 1998

             AS AMENDED AND RESTATED EFFECTIVE AS OF MARCH 1, 1998

    The purpose of the Management Incentive Plan of International Multifoods Corporation (the "Plan") is to provide incentive and reward to officers and other key management employees of International Multifoods Corporation and its subsidiaries who contribute to the success of the corporate enterprise by their industry, creativity, ability or exceptional service. Amounts paid pursuant to the Plan are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code, as amended (the "Code").

SECTION 1. DEFINITIONS

    For purposes of the Plan, the following terms shall have the meanings set forth below:

    "Award Year" means the fiscal year of Multifoods with respect to which a Target Award is established for a Participant.

    "Board of Directors" means the Board of Directors of International Multifoods Corporation.

    "Change in Control of Multifoods" has the meaning set forth in Section 3.5 hereof.

    "Committee" means the Compensation Committee of the Board of Directors or such other committee of directors as may be designated by the Board of Directors to administer the Plan.

    "Multifoods" means International Multifoods Corporation.

    "Participant" means any individual, including any officer, employed on a regular, full-time, salaried basis by Multifoods or any of its subsidiaries, designated by the Committee pursuant to Section 2 hereof.

    "Restricted Stock" means shares of common stock, par value $.10 per share, of Multifoods in which incentive compensation may be payable, in whole or in part, pursuant to Section 4 hereof, and which shall be issuable pursuant to, and subject to the terms and conditions of, the 1997 Stock-Based Incentive Plan of International Multifoods Corporation or such other plan of Multifoods which authorizes the issuance of restricted stock.

    "Target Award" means the incentive compensation amount established for a Participant pursuant to Section 3 hereof that would be payable if the performance targets are met, subject to such limitations as may apply under the Plan.

SECTION 2. PARTICIPANTS

    Prior to or within 90 days following the commencement of each Award Year, the Committee shall designate the Participants for such Award Year. If an employee is hired during an Award Year, the Committee may designate such employee as a Participant for the remaining portion of the Award Year provided such designation is made within 90 days following the date of hire.

SECTION 3. DETERMINATION OF INCENTIVE AWARDS

        3.1 Performance Based Awards. The Participants for an Award Year shall be eligible to receive an award of incentive compensation upon the attainment of performance targets selected by the Committee that are established based upon measures of "economic value added"
    ("EVA-Registered Trademark-") reflecting net operating profits after taxes less a capital charge with such adjustments as are deemed appropriate by the Committee. Any such performance targets shall be designated by the Committee prior to or within 90 days following the commencement of each Award Year and may relate to one or any combination of two or more of corporate, group, unit, division, affiliate or individual performance. The Committee, in the exercise of its discretion, shall determine, as a percentage of base annual salary, the amount of the Target Award for each Participant, and the performance targets that must be met as a condition to an award of incentive compensation equal to the Target Award or an award of incentive compensation less than or greater than the Target Award. The Committee, in the exercise of its discretion, also may establish an incentive bank in the name of each Participant which shall be credited or charged in such manner as is deemed appropriate by the Committee in the event performance exceeds or falls short of the performance targets, with the incentive compensation payable in subsequent Award Years adjusted in such manner as is deemed appropriate by the Committee to account for the positive or negative balance in the incentive bank of the Participant. For purposes of this Section 3.1, the term "base annual salary" means the base annual salary paid by Multifoods and its subsidiaries to an employee for services rendered during the Award Year, exclusive of commissions, fringe benefits, expense allowances, incentive compensation and other similar payments or benefits, but inclusive of amounts contributed from base annual salary by means of salary reduction to the Supplemental Deferred Compensation Plan of International Multifoods Corporation, the Employees' Voluntary Investment and Savings Plan of International Multifoods Corporation or to the Multifoods Flexible Spending Account Plan (or any other plan maintained by Multifoods or a subsidiary of Multifoods that is intended to qualify under Sections 125 or 401(k) of the
    Code).

        3.2 Maximum Amount of Awards. The total amount of the incentive compensation awarded to a Participant pursuant to the Plan for any Award Year shall not exceed $2,500,000, and any incentive compensation that would otherwise have been awarded but for such limit shall be forfeited by the Participant and shall not be added to the incentive bank of the Participant or otherwise serve to increase the amount of the incentive compensation awarded to the Participant in any subsequent Award Year.

        3.3 Entitlements.  Unless the Committee determines otherwise,

           (a) the designation of a Participant by the Committee and/or the establishment of a Target Award or performance targets as a condition to payment of incentive compensation (i) shall not be deemed to be the grant of incentive compensation, and (ii) shall not entitle the Participant to any amount under the Plan, and

           (b) incentive compensation shall be deemed to be granted to a Participant following completion of the Award Year upon written certification by the Committee that all performance targets to be met as a condition to payment of incentive compensation have been met.

        3.4 Continued Employment Required. Unless the Committee determines otherwise, as a condition to receiving the payment of incentive compensation, a Participant must continue in the employ of Multifoods or a subsidiary of Multifoods as of the date that payment of the incentive compensation is authorized by the Committee. If a Participant continues in the employ of Multifoods or a subsidiary of Multifoods as of the last day of an Award Year but does not continue in the employ of Multifoods or a subsidiary of Multifoods on the date that payment of the incentive compensation is authorized by the Committee for such Award Year as a result of disability, death or retirement or for such other reason acceptable to the Committee, the Committee may, in its discretion, determine that the Participant is entitled to receive the incentive compensation which would have otherwise been payable to the Participant if such Participant had continued in the employ of Multifoods or a subsidiary of Multifoods as of the date that payment of such incentive compensation is authorized by the Committee. If a Participant does not continue in the employ of Multifoods or a subsidiary of Multifoods as of the last day of an Award Year as a result of disability, death or retirement or for such other reason acceptable to the Committee, the Committee may, in its discretion, determine that the Participant is entitled to receive any positive balance standing in his or her incentive bank as of the date of termination of employment and/or a prorata portion (through the date of termination of employment) of the Target Award or incentive compensation which would have otherwise been payable to the Participant if such Participant had continued in the employ of Multifoods or a subsidiary of Multifoods as of the last day of the Award Year.

        3.5 Change in Control. Notwithstanding anything to the contrary contained in this Plan, following a Change in Control of Multifoods, each Participant shall be entitled to the following immediate payment:

           (a) If the Change in Control of Multifoods occurs during the first six months of the Award Year, 100% of the amount of the Target Award of the Participant for the Award Year in which the Change in Control of Multifoods occurs, plus 100% of the balance (if positive) of any incentive bank maintained in the name of the Participant;

           (b) If the Change in Control of Multifoods occurs during the last six months of the Award Year, 100% of the incentive compensation which would have otherwise been paid to the Participant for the full Award Year in which the Change in Control of Multifoods occurs, such amount to be determined based upon the greater of the following:

                (i) the Target Award of the Participant for the Award Year; or

                (ii) an amount determined based upon the anticipated results relating to the performance objectives to be met as a condition to payment of incentive compensation to the Participant for the Award Year;

               plus 100% of the balance (if positive) of any incentive bank maintained in the name of the Participant.

           For purposes of the Plan, the term "Change in Control of Multifoods" means any one of the following:

           (a) the acquisition by any individual, entity or group or (within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of Multifoods (the "Outstanding Common Stock") or (ii) the combined voting power of the then outstanding voting securities of Multifoods entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from Multifoods, (ii) any acquisition by Multifoods, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Multifoods or any corporation controlled by Multifoods or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; or

           (b) individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

           (c) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Multifoods (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Multifoods or all or substantially all of Multifoods' assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of Multifoods or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

           (d) approval by the shareholders of Multifoods of a complete liquidation or dissolution of Multifoods.

        3.6 Payment Form. The Committee, in the exercise of its discretion, shall also determine whether any incentive compensation shall be paid in a lump sum or in installments in equal or varying amounts over a period of not more than five years. Lump sum awards shall be paid to the Participant as soon as administratively practicable after the close of the applicable Award Year. In the case of installment awards, the first installment shall be paid as soon as administratively practicable after the close of the applicable Award Year, and the remaining installments shall be paid at the times and in the amounts determined by the Committee. All remaining installments shall be retained by Multifoods, pending payment thereof. Amounts so retained shall be treated by Multifoods as if they were the property of Multifoods for all purposes, and the only liability of Multifoods therefor shall be to pay cash installments to the Participant when and as they become due in accordance with the Plan. Unless the Committee determines otherwise, Multifoods shall not be liable for any interest on any amounts so retained.

        3.7 Forfeitures. Unless the Committee determines otherwise, if incentive compensation is being paid in installments to a Participant and the Participant voluntarily terminates his or her employment, he or she shall forfeit any remaining unpaid installments; provided, that when the Committee determines it would serve the best interests of Multifoods and its subsidiaries, the Committee may waive the forfeiture in whole or in part. In addition, the Committee may accelerate payment of unpaid installments. In the event of termination of employment resulting from death, disability or retirement, the installments which remain unpaid at that time will be paid to the Participant in the same manner as if he or she were still employed, or, in the event of his or her death, in the same manner as if he or she were still living. The Committee, in its discretion, may accelerate such payments in such cases. For purposes of this Section 3, a "retirement" will be deemed to have occurred if the Participant terminates employment after satisfying such age and/or service requirements as are imposed on the receipt of an early or normal retirement benefit with respect to a grandfathered participant under the Multifoods Pension Equity Plan.

        3.8 Reduction in Awards. The Committee is authorized at any time during or after an Award Year, in its sole and absolute discretion, to reduce or eliminate the incentive compensation awarded to any Participant for any reason. No reduction in the incentive compensation awarded or paid to any Participant shall increase the amount of the incentive compensation payable to any other Participant.

SECTION 4. PAYMENT OF INCENTIVE COMPENSATION

    All incentive compensation shall be payable in cash or in Restricted Stock, or both, as determined in the sole discretion of the Committee.

SECTION 5. POWERS OF COMMITTEE

    The Committee shall have full power and authority to interpret and administer the Plan. Any decisions, determinations or actions made or taken by the Committee pursuant to the Plan shall be final, conclusive and binding on all persons for all purposes.

SECTION 6. EXTENSION, AMENDMENT OR TERMINATION

    The Board of Directors shall have the power to suspend or discontinue the Plan, in whole or in part, at any time, and, from time to time, to extend, modify, amend or revise the Plan in such respects as the Board of Directors, by resolution, may deem advisable. The fact that a director is, has been, or will be, a Participant in the Plan shall not disqualify him or her from voting as a director for or against a suspension, discontinuance, extension, modification, amendment or revision of the Plan or any part thereof.

SECTION 7. NO RIGHT TO CONTINUED EMPLOYMENT

    Nothing in the Plan or the establishment of any Target Award or payment of any incentive compensation shall be interpreted to confer upon the Participant any right with respect to continuance of employment by Multifoods or any subsidiary of Multifoods, nor shall the Plan or the establishment of any Target Award or payment of any incentive compensation interfere in any way with the right of Multifoods or any subsidiary of Multifoods to terminate the employment of the Participant at any time.

                             INTERNATIONAL MULTIFOODS CORPORATION

                                ANNUAL MEETING OF STOCKHOLDERS

                                     FRIDAY, JUNE 21, 2002

                                          11:00 A.M.

                                 LUTHERAN BROTHERHOOD AUDITORIUM
                                     625 FOURTH AVENUE SOUTH
                                     MINNEAPOLIS, MINNESOTA




[MULTIFOODS LOGO]                                                          PROXY
--------------------------------------------------------------------------------

           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 21, 2002

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gary E. Costley, Nicholas L. Reding and Jack
D. Rehm, and each or any of them, with full power of substitution, to vote all of the shares of International Multifoods Corporation that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of International Multifoods Corporation, a Delaware corporation, to be held on Friday, June 21, 2002, at 11:00 a.m. local time, and at all adjournments thereof, and in their discretion, upon all other matters that may properly come before the Annual Meeting or any adjournment or adjournments thereof, and hereby revokes all former proxies. The undersigned hereby acknowledges receipt of the Proxy Statement for the Annual Meeting.

THIS PROXY MUST BE DATED, SIGNED BY THE STOCKHOLDER(S) AND RETURNED PROMPTLY USING THE ENCLOSED ENVELOPE.

                     SEE REVERSE FOR VOTING INSTRUCTIONS.

                             V  PLEASE DETACH HERE  V

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.


1. ELECTION OF DIRECTORS:                                               / / Vote FOR            / /  Vote WITHHELD
                                                                            all nominees             from all nominees
   01 Claire L. Arnold   02 James M. Jenness   03 Richard K. Smucker        (except as marked)

                                                                           -------------------------------------------
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)   -------------------------------------------

2. PROPOSAL TO APPROVE THE MANAGEMENT INCENTIVE PLAN OF INTERNATIONAL     / / For        / / Against      / / Abstain
   MULTIFOODS CORPORATION, AS AMENDED.

3. PROPOSAL TO APPROVE THE APPOINTMENT OF KPMG LLP AS INDEPENDENT         / / For         / / Against      / / Abstain
   AUDITORS OF THE COMPANY.

4. In their discretion, the proxies are authorized to vote upon such other matters that may properly come before the
   Annual Meeting or any adjournment or adjournments thereof.

THIS PROXY, WHEN PROPERLY SIGNED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION
IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ABOVE AND FOR PROPOSALS 2 AND 3.

Address Change? Mark Box / /   Indicate changes below:

                                                                   Dated:                                    , 2002
                                                                          ----------------------------------

                                                                   -----------------------------------------------

                                                                   -----------------------------------------------
                                                                   Stockholder signature

                                                                   Signature(s) in Box
                                                                   Please sign your name exactly as it appears
                                                                   printed hereon.  When signing as attorney,
                                                                   executor, administrator, trustee or guardian,
                                                                   please give full title.  If more than one
                                                                   trustee, all should sign.  If stock is held
                                                                   jointly, each owner should sign.

                             INTERNATIONAL MULTIFOODS CORPORATION

                                ANNUAL MEETING OF STOCKHOLDERS

                                     FRIDAY, JUNE 21, 2002

                                          11:00 A.M.

                                LUTHERAN BROTHERHOOD AUDITORIUM
                                    625 FOURTH AVENUE SOUTH
                                    MINNEAPOLIS, MINNESOTA



[MULTIFOODS LOGO]
--------------------------------------------------------------------------------
            CONFIDENTIAL VOTING INSTRUCTIONS TO WELLS FARGO BANK
            MINNESOTA, N.A., AS TRUSTEE UNDER THE EMPLOYEES' VOLUNTARY INVESTMENT AND SAVINGS PLAN OF INTERNATIONAL MULTIFOODS CORPORATION

I hereby direct that the voting rights pertaining to shares of Common Stock of INTERNATIONAL MULTIFOODS CORPORATION, a Delaware corporation, held by the Trustee and allocated to my Member Account shall be exercised at the Annual Meeting of Stockholders of INTERNATIONAL MULTIFOODS CORPORATION, to be held at Minneapolis, Minnesota on June 21, 2002, and at all adjournments thereof, upon the matters set forth on the reverse side hereof and upon such other business as may properly come before the Annual Meeting, all as set forth in the Proxy Statement. The undersigned hereby acknowledges receipt of the Proxy Statement for the Annual Meeting.

THIS CARD MUST BE DATED, SIGNED BY THE STOCKHOLDER AND RETURNED PROMPTLY USING THE ENCLOSED ENVELOPE.

                     SEE REVERSE FOR VOTING INSTRUCTIONS.

                             V  PLEASE DETACH HERE  V


1. ELECTION OF DIRECTORS:                                                   / / Vote FOR             / /  Vote WITHHELD
                                                                                all nominees              from all nominees
   01 Claire L. Arnold   02 James M. Jenness   03 Richard K. Smucker            (except as marked)
                                                                                -------------------------------------------
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)        -------------------------------------------

2. PROPOSAL TO APPROVE THE MANAGEMENT INCENTIVE PLAN OF INTERNATIONAL          / / For        / / Against      / / Abstain
   MULTIFOODS CORPORATION, AS AMENDED.

3. PROPOSAL TO APPROVE THE APPOINTMENT OF KPMG LLP AS INDEPENDENT              / / For         / / Against      / / Abstain
   AUDITORS OF THE COMPANY.

THIS CARD IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF THE COMPANY.  THE VOTING
RIGHTS REPRESENTED HEREBY WILL BE EXERCISED AS DIRECTED BY YOU.  AS TO MATTERS COMING BEFORE THE MEETING FOR WHICH NO
VOTING INSTRUCTIONS ARE RECEIVED BY THE TRUSTEE PRIOR TO THE MEETING, THE TRUSTEE WILL EXERCISE VOTING RIGHTS IN PROPORTION
TO THE VOTING INSTRUCTIONS ACTUALLY RECEIVED BY THE TRUSTEE PRIOR TO THE MEETING.

Address Change? Mark Box / /   Indicate changes below:

                                                                   Dated:                                    , 2002
                                                                          ----------------------------------

                                                                   -----------------------------------------------

                                                                   -----------------------------------------------
                                                                   Stockholder signature
                                                                   (Please date and sign exactly as your name
                                                                   appears hereon)

                             INTERNATIONAL MULTIFOODS CORPORATION

                                ANNUAL MEETING OF STOCKHOLDERS

                                     FRIDAY, JUNE 21, 2002

                                          11:00 A.M.

                                LUTHERAN BROTHERHOOD AUDITORIUM
                                    625 FOURTH AVENUE SOUTH
                                    MINNEAPOLIS, MINNESOTA



[MULTIFOODS LOGO]
--------------------------------------------------------------------------------
        CONFIDENTIAL VOTING INSTRUCTIONS TO THE CANADA TRUST COMPANY
                    AS TRUSTEE UNDER THE STOCK PURCHASE PLAN OF
                            ROBIN HOOD MULTIFOODS INC.

I hereby direct that the voting rights pertaining to shares of Common Stock of INTERNATIONAL MULTIFOODS CORPORATION, a Delaware corporation, held by the Trustee and allocated to my Member Account shall be exercised at the Annual Meeting of Stockholders of INTERNATIONAL MULTIFOODS CORPORATION, to be held at Minneapolis, Minnesota on June 21, 2002, and at all adjournments thereof, upon the matters set forth on the reverse side hereof and upon such other business as may properly come before the Annual Meeting, all as set forth in the Proxy Statement. The undersigned hereby acknowledges receipt of the Proxy Statement for the Annual Meeting.

THIS CARD MUST BE DATED, SIGNED BY THE STOCKHOLDER AND RETURNED PROMPTLY USING THE ENCLOSED ENVELOPE.

                     SEE REVERSE FOR VOTING INSTRUCTIONS.

                             V  PLEASE DETACH HERE  V


1. ELECTION OF DIRECTORS:                                              / / Vote FOR             / /  Vote WITHHELD
                                                                           all nominees              from all nominees
   01 Claire L. Arnold   02 James M. Jenness   03 Richard K. Smucker       (except as marked)
                                                                           -------------------------------------------
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)   -------------------------------------------

2. PROPOSAL TO APPROVE THE MANAGEMENT INCENTIVE PLAN OF INTERNATIONAL     / / For        / / Against      / / Abstain
   MULTIFOODS CORPORATION, AS AMENDED.

3. PROPOSAL TO APPROVE THE APPOINTMENT OF KPMG LLP AS INDEPENDENT         / / For         / / Against      / / Abstain
   AUDITORS OF THE COMPANY.

THIS CARD IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF THE COMPANY.  THE
VOTING RIGHTS REPRESENTED HEREBY WILL BE EXERCISED AS DIRECTED BY YOU.  AS TO MATTERS COMING BEFORE THE MEETING FOR
WHICH NO VOTING INSTRUCTIONS ARE RECEIVED BY THE TRUSTEE PRIOR TO THE MEETING, THE TRUSTEE MAY EXERCISE VOTING RIGHTS
IN SUCH MANNER AS THE TRUSTEE MAY, IN ITS DISCRETION, DETERMINE.

Address Change? Mark Box / /   Indicate changes below:

                                                                   Dated:                                    , 2002
                                                                          ----------------------------------

                                                                   -----------------------------------------------

                                                                   -----------------------------------------------
                                                                   Stockholder signature
                                                                   (Please date and sign exactly as your name
                                                                   appears hereon)